JOEL PENSLEY
                                 Attorney at law
                              211 Schoolhouse Road
                           Norfork, Connecticut 06058

                                       November 12, 2002

Securities and Exchange Commission
Washington, D.C.

                                   Re: WorkPlace Compliance, Inc.

To Whom It May Concern:

     WorkPlace Compliance, Inc. (formerly "E-biz Venture Corp.") (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is not qualified to do business as a foreign corporation as it is a holding companyn and need not qualify in any state outside its state of incorporation.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of 1,259,949 shares of common stock of the Company ("Shares"), presently owned by stockholders, 3,004,128 redeemable common stock purchase warrants which have been distributed ratably as a dividend to stockholders ("Warrants"), divided into 1,001,376 class "A", 1,001,376 class "B" and 1,001,376 class "C" Warrants and 3,004,128 Shares.

     I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the shares of common stock, the warrants and the shares of common stock underlying the Warrants are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     The issuance of the 1,259,949 Shares owned by present stockholders which are being registered herein were authorized by the board of directors of the Company and are authorized and issued Shares. The issuance of Warrants distributed to stockholders ratably as a dividend were authorized by the board of the directors of the Company. The Shares underlying the warrants which are being registered herein have been authorized by the board of directors of the Company but are not yet issued.

     Based upon the foregoing, and upon Delaware law including but not limited to the General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting Delaware statutory and constitutional provisions, I am of the opinion that the 1,259,949 Shares being registered herein are duly authorized and legally issued, fully-paid and non-assessable. I am also of the opinion that the 3,004,128 Warrants being registered herein are legally issued, legally binding obligations of the Company and enforceable pursuant to their terms. Finally, I am of the opinon that the 3,004,128 Shares underlying the Warrants, when issued pursuant to exercise of the Warrants, will be legally issued, fully paid and non-assessable; and there will be no personal liability to investors and holders of the Warrants who exercise them.


                                     /s/Joel Pensley
                                     ---------------------
                                     Joel Pensley